EXHIBIT 99

PRESS RELEASE

Scripps reports January revenue, statistics

For immediate release	(NYSE: SSP)
Feb. 14, 2006

CINCINNATI – The E. W. Scripps Company today reported January revenue and statistics for its Scripps Networks, Shop At Home, newspaper and broadcast television operating divisions.

For competitive reasons, the company does not report monthly revenue from its online comparison shopping subsidiary, Shopzilla. The company reports Shopzilla revenue on a quarterly basis.

At Scripps Networks revenue was up 15 percent to $69.9 million in January compared with the same month a year ago.

January advertising revenue at Scripps Networks was up 12 percent and affiliate fee revenue increased 22 percent. Based on advanced advertising sales, the company expects revenue growth at Scripps Networks to strengthen in February and March. The company reaffirmed its previous guidance for the first quarter of 18 to 20 percent revenue growth at Scripps Networks.

Scripps Networks includes the company’s portfolio of national cable and satellite television networks, including HGTV, Food Network, DIY Network, Fine Living and Great American Country (GAC).

HGTV and Food Network can be seen in 89 million and 88 million U.S. television households, respectively. DIY Network reaches about 35 million households and Fine Living can be seen in about 32 million households. GAC reached 40 million U.S. households in January.

At the company’s newspapers, total revenue was up 3.5 percent to $62.8 million. Newspaper advertising revenue grew 5.4 percent during January. Broken down by category, newspaper advertising revenue during the month was:

•	Local, up 1.2 percent to $13.7 million.

•	Classified, up 6.0 percent to $20.6 million.

•	National, down 0.8 percent to $3.5 million.

•	Preprint, online and other, up 12 percent to $12.3 million.

At Shop At Home, the company’s television retailing subsidiary, January revenue was down 3.2 percent to $30.5 million.

At the company’s broadcast television stations, January revenue was up 7.1 percent to $24.2 million. Broken down by category, broadcast television revenue was:

•	Local, up 12 percent to $15.9 million.

•	National, up 3.4 percent to $7.5 million.

•	Political, up slightly to $100,000.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-5 of its 2004 SEC Form 10K.

We undertake no obligation to publicly update any forward-looking statements to reflect events for circumstances after the date the statement is made.

About Scripps

The E.W. Scripps Company (NYSE: SSP) is a diverse and growing media enterprise with interests in national cable networks, newspaper publishing, broadcast television stations, electronic commerce, interactive media, and licensing and syndication.

The company’s portfolio of media properties includes: Scripps Networks, with such brands as HGTV, Food Network, DIY Network, Fine Living, Great American Country and HGTVPro; daily and community newspapers in 18 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service; 10 broadcast TV stations, including six ABC-affiliated stations, three NBC affiliates and one independent; United Media, a leading worldwide licensing and syndication company that is the home of PEANUTS, DILBERT and approximately 150 other features and comics; Shop At Home, which markets a growing range of consumer goods directly to television viewers in roughly 57 million U.S. households and online through shopathometv.com; and Shopzilla, the online comparison shopping service that carries an index of more than 30 million products from approximately 60,000 merchants.                                                              ###

Contact: Tim Stautberg, The E. W. Scripps Company, 513-977-3826

Email: stautberg@scripps.com

THE E.W. SCRIPPS COMPANY	For more information:

Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: January	The E.W. Scripps Company
Report date: February 14, 2006	513-977-3826

REVENUE AND STATISTICAL SUMMARY FOR SELECTED OPERATING SEGMENTS

( amounts in millions, unless otherwise noted )	January
	2006	2005	%
SCRIPPS NETWORKS
Operating Revenues
Advertising	$53.0	$47.2	12.3%
Affiliate fees, net	16.3	13.4	21.7%
Other	0.5	0.4	54.1%

Scripps Networks	$69.9	$61.0	14.6%

Subscribers (1)
HGTV	89.1	87.9	1.4%
Food Network	88.3	86.3	2.3%
Great American Country	40.0	37.2	7.5%

NEWSPAPERS
Operating Revenues
Local	$13.7	$13.5	1.2%
Classified	20.6	19.4	6.0%
National	3.5	3.5	(0.8)%
Preprints, online and other	12.3	11.0	11.5%

Newspaper advertising	50.1	47.5	5.4%
Circulation	11.4	11.9	(3.9)%
Other	1.3	1.3	0.2%

Newspapers	$62.8	$60.7	3.5%

Ad inches (excluding JOAs) (in thousands)
Local	487	467	4.2%
Classified	795	762	4.3%
National	93	93	(0.2)%

Full run ROP	1,374	1,323	3.9%

BROADCAST TELEVISION
Operating Revenues
Local	$15.9	$14.2	11.5%
National	7.5	7.3	3.4%
Political	0.1	0.0
Other	0.7	1.1	(31.8)%

Broadcast Television	$24.2	$22.6	7.1%

SHOP AT HOME
Operating Revenues
Shop At Home	$30.5	$31.5	(3.2)%

Avg. full-time equivalent homes	57.3	54.3	5.5%

(1)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.